EXHIBIT 10.18

AMENDMENT 1 TO

THE MCCLATCHY COMPANY

2001 DIRECTOR OPTION PLAN

DATED JANUARY 23, 2007

The McClatchy Company 2001 Director Option Plan, amended and restated as of December 4, 2002 (the “Plan”), is hereby amended as follows, effective January 23, 2007:

1.	Paragraph (a) of Section 10 of the Plan is hereby amended by adding the following sentence to the end thereof:

Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including, without limitation, an extraordinary cash dividend but excluding regular, periodic cash dividends) without receipt of consideration by the Company, the Company shall proportionately and accordingly adjust the number of Shares covered by each outstanding Option and/or the price per Share covered by each outstanding Option (but not the aggregate exercise price payable with respect to Shares subject to the unexercised portion of an outstanding Option) to the extent necessary to reflect such distribution, so that the proportionate interest of the Optionee immediately following such event shall, to the extent practicable, be the same as immediately before such event.

2.	Except as amended above, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, The McClatchy Company has executed this Amendment 1 to the Plan in Sacramento, CA, as of this 23rd day of January, 2007.

THE MCCLATCHY COMPANY

By:	/s/ Karole Morgan-Prager
Name:	Karole Morgan-Prager
Title:	VP, General Counsel & Corporate Secretary

ATTEST:

/s/ Mylyn McArthur